NSAR ITEM 77O
April 1, 2002 - September 30, 2002
Van Kampen Utility Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            Peabody Energy Lehman       75,000       0.833      04/04/02
                 Corp.          Brothers

    2            DQE Inc.       Lehman      200,000       1.333      06/20/02
                                Brothers




Underwriters for #1:
Lehman Brothers Inc.
Bear, Stearns & Co. Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Warburg LLC
A.G. Edwards & Sons, Inc.

Underwriters for #2:
Lehman Brothers Inc.
Goldman Sachs & Co.
Morgan Stanley & Co. Incorporated
Salomon Smith Barney Inc.
ABN AMRO Rothschild
Jefferies & Co.
Legg Mason Wood Walker
M.R. Beal & Co.
Tokyo-Mitsubishi International PLC